Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2011 relating to the consolidated financial statements and consolidated financial statement schedule of Potash Corporation of Saskatchewan Inc. and the effectiveness of Potash Corporation of Saskatchewan Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Potash Corporation of Saskatchewan Inc. for the year ended December 31, 2010.
/s/  Deloitte & Touche LLP

Independent Registered Chartered Accountants
Saskatoon, Canada
May 12, 2011